UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2016

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Thursday, May 12, 2016. The meeting will begin at 9:00 a.m. (Central time) in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin, 53595.

We are furnishing proxy materials to our stockholders over the Internet, which we believe expedites stockholders’ receipt of proxy materials, while also lowering the costs that the Company incurs and, as part of our continued efforts to be “Lands’ Friendly,” reducing the environmental impact of our Annual Meeting.

Please read the Proxy Statement and vote your shares, whether or not you plan to attend the Annual Meeting in person. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

Admission to the 2016 Annual Meeting

An Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 14, 2016 will be entitled to attend the Annual Meeting. We strongly urge you to obtain your Admission Ticket in advance by following the instructions on page 4 of the Proxy Statement.

Registration will begin at 8:15 a.m. and seating will begin at 8:30 a.m. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Federica Marchionni President and Chief Executive Officer

LANDS’ END, INC.        1 LANDS’ END LANE         DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2016 Annual Meeting of Stockholders

Date:	May 12, 2016
Time:	9:00 a.m. Central Time
Place:	Lands’ End, Inc.
Gary C. Comer Activity Center
3 Lands’ End Lane
Dodgeville, Wisconsin 53595

Please attend the 2016 Annual Meeting of Stockholders of Lands’ End, Inc. (the “Company,” “our company,” “we,” “our,” or “us”) to:

1.	Elect the seven director nominees named in the accompanying Proxy Statement;

2.	Hold a non-binding advisory vote to approve the compensation of our named executive officers;

3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

4.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 14, 2016. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about April 1, 2016 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 14, 2016 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Dorian R. Williams Senior Vice President, General Counsel, and Corporate Secretary

April 1, 2016

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 12, 2016. On or about April 1, 2016 the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about April 1, 2016.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 29, 2016 are available at www.proxyvote.com.

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QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.	Our Board of Directors is soliciting proxies for use at the Lands’ End 2016 Annual Meeting (the “Annual Meeting”) to be held on Thursday, May 12, 2016, at 9:00 a.m. Central Time, in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin, 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	How was Lands’ End, Inc. separated from Sears Holdings Corporation?

A.	On April 4, 2014, Sears Holdings Corporation (“Sears Holdings”) distributed 100% of the issued and outstanding shares of Lands’ End common stock to Sears Holdings stockholders as of March 24, 2014, the record date for the distribution (the “Separation”). Following the Separation, Lands’ End began operating as a separate, publicly traded company.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with rules and regulations adopted by the of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•	elect the seven director nominees named in this Proxy Statement to the Board of Directors;

•	hold a non-binding advisory vote to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of seven nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.

Q.	Who is entitled to vote?

A.	Only holders of our common stock at the close of business on March 14, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 31,969,645 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.	If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street-name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 30170, College Station, Texas 77842 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the seven nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.	The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a proposal by a stockholder will have the same legal effect as a vote “against” such proposal.

Q.	How will votes be counted on shares held through brokers?

A.	If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposal to approve the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, assuming that a quorum is obtained.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend. Seating and parking are limited.

If you plan to attend the meeting, you will be required to present an Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport). We strongly urge you to obtain your Admission Ticket in advance by accessing www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voting instruction form or Notice).

Alternatively, the following documents will be accepted in lieu of an Admission Ticket for those stockholders of record who are unable to obtain an Admission Ticket in advance of the Annual Meeting:

•	If you received a Notice and will not be requesting a printed copy of the proxy materials, you may use your Notice as your Admission Ticket.

•	If your Lands’ End shares are registered in your name and you received your proxy materials by mail, you may use the Admission Ticket attached to your proxy card at the Annual Meeting.

•	If your Lands’ End shares are held in a bank or brokerage account, you may use a recent bank or brokerage statement showing that you owned shares of Lands’ End common stock on March 14, 2016, or a proxy or signed letter from your broker or other nominee confirming ownership of Lands’ End shares as of the Record Date.

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2017 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.	Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice or set of proxy materials, or if you wish to receive separate copies of future Notices or sets of proxy materials, please call 1-866-540-7095 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company will deliver the requested documents to you promptly upon your request.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent Directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent Directors will occur at least twice a year as determined by the independent Directors.

•	The Board and its committees have the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each Director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable the Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert Galvin

Elizabeth Darst Leykum

Josephine Linden

John T. McClain

Jignesh Patel

In addition, Tracy Gardner, who did not stand for re-election to the Board at the Company’s 2015 annual meeting of stockholders, was determined to meet the standards of independence for a director during her tenure on the Board until the 2015 annual meeting.

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In determining that Ms. Leykum met the applicable independence standards, the Board considered her relationship with ESL Investments, Inc. and Edward S. Lampert, significant stockholders of the Company. In determining that Mr. McClain met the applicable independence standards, the Board considered his service as a trustee of Seritage Growth Properties, which, as of January 29, 2016, owned or held an indirect ownership interest in 74 stores in which the Company subleased space from a subsidiary of Sears Holdings for Lands’ End Shops at Sears.

The Board also has determined that each member of the Audit Committee (1) meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and (2) is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the Nasdaq Stock Market listing rules.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board: Robert Galvin, Elizabeth Darst Leykum, Josephine Linden, Federica Marchionni, John T. McClain, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, the seven nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The current members of the Board are Robert Galvin, Elizabeth Darst Leykum, Josephine Linden, Federica Marchionni, John T. McClain, Jignesh Patel and Jonah Staw. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert Galvin, 56, joined the Board in May 2014. He is the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the chief executive officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the president of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the chief operating officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin has served on the board of Big 5 Sporting Goods Corporation since July 2015, bebe stores, inc. since November 2014, and Cherokee Inc. since June 2012. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as chief executive officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Elizabeth Darst Leykum, 37, joined the Board in March 2014. Since October 2013 she has served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm that provides research and advisory services to ESL Investments, Inc. Prior to joining HEG Capital, Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm that provided services to ESL Investments, Inc. Until June 2012, she was a Vice President of ESL Investments, Inc., which she joined in July 2004. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to May 2014 and is currently a trustee of Greenwich Academy, a college preparatory school, where she is a member of its Finance and Investment committees. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 64, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and is Chair of the Financing Committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and chair of its Finance, Audit and Nominating Committees. She acts as financial advisor to The Prince of Wales Foundation. She served as a director of Bally Technologies, Inc. from April 2011 to November 2014 and has served as a director of Sears Hometown and Outlet Stores, Inc. since October 2012. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

Federica Marchionni, 44, joined Lands’ End as President and Chief Executive Officer and as a member of the Board in February 2015. From 2001 until 2010, she was a global group director based at the headquarters of Dolce & Gabbana, a designer and retailer of apparel and accessories. She rejoined the company in October 2011 to serve as the President of Dolce & Gabbana USA. Prior to rejoining Dolce & Gabbana, she was a Senior Vice President at Ferrari, a luxury automaker and merchandising retailer. Earlier in her career Ms. Marchionni held positions of increasing responsibility in product marketing and sales at industry-leading customer technology and telecommunications companies such as Samsung, Phillips, and Ericsson. She graduated summa cum laude from La Sapienza University of Rome with a Master’s Degree in Business Administration. Ms. Marchionni brings to the Board significant creative, strategic and analytical skills and has proven product development, retail and international experience.

John T. McClain, 55, joined the Board in May 2014. Since November 2015, has served as chief financial officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the chief financial officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the chief accounting officer of Avis and chief operating officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015, and on the board of Nine West Holdings from April 2014 until October 2015. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Jignesh Patel, 45, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He has also served as the Chief Scientist of Pivotal Software, Inc. since June 2015. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Technology Officer from May 2007 to May 2010 and Chairman of its board and Chief Executive Officer from May 2007 and June 2010, respectively, until August 2013 when the company became part of Twitter. Mr. Patel is currently the sole proprietor of JMP Consulting LLC, which provides consulting services on big data. He is also a Fellow of the Association for Computing Machinery (ACM). He obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now ITT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in

1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 40, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients including Sears Holdings, since August 2011. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a Director and Strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

While the Company does not have a formal diversity policy, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses the diversity of the Board annually.

The Board met six times during fiscal year 2015 (the fiscal year ended January 29, 2016). All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend Annual Meetings of Stockholders.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Technology Committees.

The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2015.

	Audit		Compensation		Nominating and Corporate Governance		Technology
Robert Galvin	X		X	*	X		X
Elizabeth Darst Leykum			X		X	*
Josephine Linden	X		X
Federica Marchionni
John T. McClain	X	*
Jignesh Patel					X		X	*
Jonah Staw							X
2015 Meetings	9		8		5		7

*	Committee Chair

Each committee operates under a written charter. The charters are available on our corporate website, www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve our compliance and ethics policies

•	Reviews and approves all related party transactions, as defined by applicable Nasdaq Stock Market listing rules

In June 2015, the Audit Committee established a Related Party Transactions Subcommittee (the “RPT Subcommittee”), consisting of Mr. Galvin, to assist the Audit Committee by reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. The RPT Subcommittee may approve or pre-approve certain types of related party transactions (and report on them to the Audit Committee at its next scheduled meeting) or may, if it deems it advisable, refer them to the Audit Committee for review.

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•	Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives

•	Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Technology Committee

•	Reviews the Company’s information technology plans and strategy

•	Makes recommendations to the Board on significant technology investments

•	Reviews management reports on implementation of significant information technology initiatives

•	Reviews reports on existing and future trends in information technology

•	Evaluates significant information technology risk exposures of the Company

•	Reviews Company risk management and risk assessment guidelines and policies regarding information technology security and data integrity, including the quality and effectiveness of the Company’s information technology security and disaster recovery capabilities

•	Reports periodically to the Audit Committee on information technology systems and processes that relate to or affect the Audit Committee’s responsibility for oversight of risks and exposures associated with financial matters

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Corporate Secretary, Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Corporate Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal grievances or solicitations; communications that do not relate, directly or indirectly, to the Company; spam and other junk mail; product and service complaints or inquiries; new product suggestions; resumes and other job inquiries; surveys; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are duplicative of previously submitted communications or are frivolous in nature. We will make available to any director any excluded communication at the director’s request.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out her responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee, the Compensation Committee and the Technology Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance.

The Technology Committee is responsible for (1) reviewing the significant information technology risk exposures of the Company; (2) reviewing the Company’s risk management and risk assessment guidelines and policies regarding information technology security and data integrity, including the quality and effectiveness of the Company’s information technology security and the Company’s disaster recovery capabilities; and (3) coordinating with the Audit Committee regarding information technology systems and processes that relate to or affect the Audit Committee’s responsibility for oversight of risks.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer, our General Counsel, our Chief Information Officer and our senior internal audit executive.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to one times the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

Under her executive severance agreement with the Company, a termination of employment by Ms. Marchionni is for “good reason” if, among other events, it results from the failure to nominate her for reelection to the Board.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Corporate Secretary described in the preceding two paragraphs must be delivered to Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: Corporate Secretary, and must include each of the following:

•	the name and address of the stockholder;

•	the number of shares of capital stock of the Company owned beneficially and of record by the stockholder;

•	a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing;

•	a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company;

•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination;

•	a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination;

•	the name, age and business address of each nominee proposed in the notice;

•	all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chairman of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair (additional)	$30,000
Audit Committee Chair (additional)	$20,000
All Other Committee Chairs (additional)	$10,000

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually in advance to receive all or a portion of their retainer in the form of shares of Lands’ End common stock issued under the Stock Plan or a successor plan. Beginning in calendar year 2016, upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation paid in fiscal year 2015 to non-employee directors who served on the Board during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total(b)
Josephine Linden, Chairman	$120,000	—	$120,000
Robert Galvin	$87,788	$13,750	$101,538
Tracy Gardner(c)	$42,308	—	$42,308
Elizabeth Darst Leykum	$101,538	—	$101,538
John T. McClain	$110,769	—	$110,769
Jignesh Patel	$101,538	—	$101,538
Jonah Staw	$92,308	—	$92,308

(a)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(b)	The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise and the incremental cost to the Company of health care coverage, in each case, that are available generally to all Lands’ End salaried employees and non-employee directors.
(c)	Tracy Gardner served as a director until the Company’s annual meeting of stockholders held on June 5, 2015.

During fiscal year 2015, Ms. Marchionni and Mr. Huber were employees of the Company and, as such, did not receive separate or additional compensation for their service as a director. See “Executive Compensation” for information relating to the compensation paid to Ms. Marchionni and Mr. Huber during fiscal year 2015.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock by each of our directors, each named executive officer, and all of our directors and executive officers as a group. Beneficial ownership is shown as of March 25, 2016, except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Robert Galvin	832
Edgar O. Huber	—
Scott D. Hyatt	—
Elizabeth Darst Leykum	—
Josephine Linden	8,000
Federica Marchionni	18,673
John T. McClain	1,850
Jignesh Patel	7,500
Steven G. Rado	3,741	(2)
Kelly Ritchie	3,355	(3)
Michael P. Rosera	—
Jonah Staw	2,350

Directors and executive officers as a group (15 persons)	48,920	(4)

(1)	Beneficial ownership includes shares in which the director or executive officer may be deemed to have a beneficial interest, including shares in which such director or executive officer has the right to acquire within 60 days of March 25, 2016. Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(2)	Includes 3,741 shares that are subject to Restricted Stock Units but vest within 60 days of March 25, 2016.
(3)	Includes 3,355 shares that are subject to Restricted Stock Units but vest within 60 days of March 25, 2016.
(4)	Includes 9,375 shares that are subject to Restricted Stock Units but vest within 60 days of March 25, 2016.

To the knowledge of the Company, as of March 25, 2016, no director or executive officer beneficially owned 1% or more of our outstanding common stock, and all directors and executive officers together beneficially owned an aggregate of less than 1% of our outstanding common stock.

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class(b)
Capital Research Global Investors(c) 333 South Hope Street Los Angeles, CA 90071	3,404,000		10.6%
ESL Investments, Inc. and related entities, as a group(d) 1170 Kane Concourse, Suite 200 Bay Harbour, FL 33154	17,185,502	(e)	53.8%
Fairholme Capital Management, L.L.C. and related entities(f) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	3,041,727		9.5%
Janus Capital Management LLC and Janus Contrarian Fund, as a group(g) 151 Detroit Street Denver, CO 80206	3,787,618	(h)	11.8%

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(b)	There were 31,969,645 shares of our common stock outstanding as of March 25, 2016. The “Percent of Class” was calculated by using the disclosed number of beneficially owned shares as the numerator and 31,969,645 shares of the Company’s common stock outstanding as of March 25, 2016 as the denominator.
(c)	Beneficial ownership is based on the Capital Research Global Investors Amendment No. 2 to Schedule 13G reporting ownership as of December 31, 2015. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 3,404,000 shares. Capital Research Global Investors disclaims beneficial ownership.
(d)	Beneficial ownership is based on the ESL Investments, Inc. Amendment No. 8 to Schedule 13D reporting ownership as of January 21, 2016, as updated by a subsequent Form 4 report filed on February 10, 2016. ESL Investments, Inc. and related entities, as a group, consists of the following: ESL Investments, Inc. (“Investments”); Edward S. Lampert; ESL Partners, L.P. (“Partners”); RBS Partners, L.P. (“RBS”); SPE Master I, LP (“SPE Master I”); and SPE I Partners, LP (“SPE I”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners, SPE I and SPE Master I. ESL is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, ESL Investments, Inc. and related entities.
(e)	Investments disclosed sole voting power and sole dispositive power as to 6,718,592 shares and shared dispositive power as to 10,458,111 shares; Edward S. Lampert disclosed sole voting power as to 17,176,703 shares, sole dispositive power as to 6,718,592 shares and shared dispositive power as to 10,458,111 shares; Partners disclosed sole voting power and sole dispositive power as to 6,615,280 shares and shared dispositive power as to 10,458,111 shares; RBS disclosed sole voting power and sole dispositive power as to 6,718,592 shares and shared dispositive power as to 10,458,111 shares; SPE Master I disclosed sole voting power and sole dispositive power as to 58,156 shares; and SPE I disclosed sole voting power and sole dispositive power as to 45,156 shares.
(f)

Beneficial ownership is based on a Schedule 13G filed by Fairholme Capital Management, L.L.C. (“FCM”), Bruce R. Berkowitz, and Fairholme Funds, Inc. reporting beneficial ownership as of December 31, 2015. The shares of common stock are reported beneficially owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by FCM. FCM disclosed shared voting power as to 2,681,127 shares and shared dispositive power as to 3,041,727 shares, Mr. Berkowitz disclosed shared voting power as to 2,681,127 shares and shared dispositive power as to 3,041,727 shares, and Fairholme Funds, Inc. disclosed shared voting and dispositive power as to 2,55,527 shares. Of the 3,041,727 shares, 2,415,527 are owned by The Fairholme Fund and 140,000 are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Because Mr. Berkowitz, in his capacity as the controlling person of the sole member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares. Mr. Berkowitz, Fairholme Funds, Inc. and FCM disclaim ownership of these shares except to the extent of their pecuniary interest.
(g)	Beneficial ownership is based on the Amendment No. 2 to Schedule 13G filed by Janus Capital Management LLC (“Janus Capital”) reporting ownership as of December 31, 2015 (the “Janus 13-G/A”). Janus Capital is an investment adviser and Janus Contrarian Fund is one of the managed portfolios to which Janus Capital provides investment advice. Janus Capital disclosed sole voting and sole dispositive power as to 3,787,618 shares and Janus Contrarian Fund disclosed sole voting and sole dispositive power as to 3,686,652 shares.
(h)	According to the Janus 13G/A, Janus Capital has sole voting and sole dispositive power as to 3,787,618 shares and Janus Contrarian Fund has sole voting and sole dispositive power as to 3,686,652 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2015 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers are:

•	Federica Marchionni, President and Chief Executive Officer

•	Scott Hyatt, Executive Vice President, Chief Supply Chain Officer

•	Steven G. Rado, Senior Vice President, Chief Marketing Officer

•	Kelly Ritchie, Senior Vice President, Employee and Customer Services

•	Edgar O. Huber, Former President and Chief Executive Officer

•	Michael P. Rosera, Former Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

Mr. Huber resigned as our President and Chief Executive Officer effective February 16, 2015. Mr. Rosera’s employment with the Company ended effective January 29, 2016.

During fiscal year 2015, the Compensation Committee of the Board determined the appropriate executive compensation practices and policies for the senior executives of Lands’ End, including our named executive officers. Overall compensation philosophy and structure for Lands’ End has been determined or otherwise approved by the Compensation Committee. The compensation philosophies and practices used in setting compensation for our named executive officers during fiscal year 2015 are described below.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the Company’s long-term success is directly related to its ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay for performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2015, 72% of our CEO’s target compensation and 63%, on average, of our other named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture. The charts below present the mix of base salary, cash sign-on bonus, and target annual and long term incentive compensation for fiscal year 2015 for Ms. Marchionni and our other named executive officers (other than Mr. Huber), on average:

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee placed emphasis on equity-based incentives to better align their interests with those of the Company’s stockholders. While the Compensation Committee seeks to approve compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on bonuses and other provisions, in order to recruit, retain, and motivate highly qualified executives. Such considerations were a primary factor in the fiscal year 2015 compensation decisions with respect to Ms. Marchionni and Mr. Hyatt.

Competitive Pay Practices

The Committee believes that, in order to attract qualified external candidates and retain valuable executives, the Company must offer executive compensation arrangements that include elements and are set at a level that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, the Company takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to Lands’ End; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity (meaning the relative pay differences for different positions within the Company); and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data, where appropriate, primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2015 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, where necessary, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive plan design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range around a market median.

During fiscal year 2015, the Compensation Committee considered compensation data from the following 20 peer companies, comprised primarily of apparel retail companies and those in related industries:

Aeropostale, Inc.	American Eagle Outfitters, Inc.
ANN INC. (Ann Taylor)	The Buckle, Inc.
Cabela’s Incorporated	Carter’s, Inc.
Chico’s FAS, Inc.	The Children’s Place Retail Stores, Inc.
Coldwater Creek Inc.	Columbia Sportswear Company
Express, Inc.	Fifth & Pacific Companies, Inc. (Kate Spade)
The Finish Line, Inc.	HSN, Inc.
Jos. A. Bank Clothiers, Inc.	lululemon athletica inc.
New York & Company, Inc.	Pier 1 Imports, Inc.
Urban Outfitters, Inc.	zulily, inc.

In comparing the relative size of the Company to the peer group median, the Company fell into the 30th percentile in revenue, the primary size consideration when conducting executive compensation comparisons. Following a review of the peer group in September 2015, at the recommendation of F.W. Cook, ANN INC., Cabela’s Incorporated and zulily, inc., were removed from the peer group and were replaced by Francesca’s Holdings Corp., Tilly’s, Inc. and Zumiez Inc. at that time. ANN INC. and zulily, inc. were removed from the peer group because each was acquired by another company in 2015. Cabela’s Incorporated was removed from the peer group because it has significantly higher annual revenues and market capitalization relative to Lands’ End.

At our 2015 annual meeting of stockholders, over 99% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting. The results of this vote were not a determining factor in the Company’s 2015 executive compensation decisions and policies.

Executive Compensation Program: Key Elements

The key elements of Lands’ End’s compensation program for its executives include base salary, annual cash incentive opportunities, long-term performance-based cash and equity incentive opportunities and time-based cash and/or time-based equity awards (i.e., equity that vests with the passage of time and thus is at risk).

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•	Annual Incentive Plan—Lands’ End’s annual incentive program provides opportunities to earn annual cash awards based on the achievement of financial performance goals relating to a specific fiscal year. The annual incentive program seeks to motivate participants, including its participating executives, to achieve financial performance goals by making their cash incentive award variable and dependent upon certain Lands’ End financial performance measures.

Long-Term Compensation

•	Long-Term Performance-Based Programs—Lands’ End’s long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards generally based on three-year performance periods that reinforce accountability by linking executive compensation to performance goals. These programs are an important instrument in aligning the goals of Lands’ End executives with Lands’ End’s strategic direction and initiatives, which Lands’ End believes will result in increased returns to its stockholders.

•	Long-Term Time-Based Programs—Lands’ End’s long-term incentive programs also include time-based awards of cash and equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to Lands’ End’s business. Time-based equity compensation also provides alignment with Lands’ End’s stockholders, as value received will be consistent with return to Lands’ End’s stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, we take a holistic approach to executive compensation and balance the compensation elements for each executive individually.

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that the most fair and effective way to motivate executives to produce the best results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise at risk, including time-based cash and equity compensation, as the executive’s ability to affect those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a given performance period or over the applicable vesting period. Under Lands’ End’s incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This approach is designed to provide an incentive to manage Lands’ End for the long term, while minimizing excessive risk taking in the short term.

During fiscal year 2015, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2015 annual incentive awards offered an opportunity to earn cash compensation based solely upon the achievement by Lands’ End of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2015. The Compensation Committee also granted long-term cash and equity awards to its named executive officers, as well as the broader group of senior executives, that will become payable following the completion of specified employment service periods.

The targets established for our named executive officers each year under the Lands’ End, Inc. Annual Incentive Plan (“AIP”) are calculated based on a percentage of base salary. Opportunities under the AIP for the participating executives are generally established when the Compensation Committee approves a new annual incentive plan or at the time a compensation package for a participating executive is otherwise approved. The performance-based long-term awards and time-based long-term awards granted to Lands’ End’s participating executives under the long-term incentive programs have also been calculated based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs if the applicable threshold level of performance is achieved. In doing so, the Compensation Committee retains the ability to exercise discretion in relation to the annual and long-term performance-based incentive awards granted to Lands’ End executives; however, any exercise of discretion may not result in an increase in the payments under existing awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). With respect to its fiscal year 2015 compensation decisions, the Compensation Committee did not exercise its discretion to adjust performance targets or payout amounts for any of the named executive officers.

Fiscal Year 2015 Compensation Decisions

Our Compensation Committee approved all elements of compensation for all of our named executive officers. Ms. Marchionni, other members of the Company’s management and F.W. Cook presented recommendations to the Compensation Committee regarding certain compensation elements for review and approval.

Fiscal Year 2015 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities.

The Compensation Committee approved the annual base salary of each of Ms. Marchionni and Mr. Hyatt, each of whom joined the Company in fiscal year 2015. In June 2015, the Compensation Committee approved annual base salary merit increases of approximately 3% for Mr. Rosera from $550,000 to $565,000 and 5% for Ms. Ritchie from $365,920 to $384,000, effective as of May 30, 2015.

Fiscal Year 2015 Performance Measures and Goals

For the awards granted to named executive officers in fiscal year 2015 under the AIP and the Lands’ End, Inc. Long-Term Incentive Program (“LTIP”), our long-term performance-based plan, performance goals based on an adjusted EBITDA measure and, in the case of the LTIP, a non-retail revenue measure, were approved by the Compensation Committee.

In establishing goals for the AIP for fiscal year 2015 (together with the AIP, the “2015 AIP”) and the LTIP for the performance period consisting of fiscal years 2015 to 2017 (together with the LTIP, the “2015 LTIP”), the Compensation Committee considered such factors as fiscal year 2014 financial results, overall fiscal year 2015 financial goals, the Company’s competitive position, and market trends, as well as the general state of the economy and the Company’s business.

The Compensation Committee believes that important factors in our success include the achievement of sustained profitable growth. The Compensation Committee accordingly established goals based on earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a key metric used by the Company’s management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets. In addition, for the 2015 LTIP, our Compensation Committee also established goals based on non-retail revenue in an effort to encourage growth of the Company. The financial performance of our “brick & mortar” retail operations were excluded from this revenue performance measure because substantially all of the performance of our Retail segment depends on the performance of our Lands’ End Shops at Sears (“LE Shops”), the sales of which are highly dependent on Sears Holdings and thus subject to many factors that are beyond the control of our senior executives. Specifically, subject to certain conditions, Sears Holdings has the right to terminate the lease with respect to LE Shops, Sears Holdings has the right to relocate our leased premises within the building in which such premises are located, and the success and appeal of Sears stores and foot traffic within Sears stores have a major impact on the sales of the LE Shops. In addition, we depend on Sears Holdings for various retail services and employees to support the LE Shops.

Fiscal Year 2015 Annual Incentive Opportunity

The 2015 AIP is a cash-based program that is intended to reward participants for their contributions to the achievement of performance goals. The Compensation Committee approved an adjusted EBITDA performance measure and goals under the 2015 AIP (“2015 AIP EBITDA”), which accounted for 100% of the annual incentive opportunity.

The definition of 2015 AIP EBITDA is earnings before interest, taxes, depreciation and amortization for the performance period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items the Company determines affect the comparability of financial statements. In determining financial goal achievement, the Compensation Committee is required to adjust either the performance target or actual results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•	the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases; and

•	extraordinary items as defined by GAAP.

A threshold level of performance, which was approximately 90% of the target goal amount, would have generated a payout at 10% of the 2015 AIP target opportunity and a target level of performance would have generated a payout at 100% of the 2015 AIP target opportunity. The maximum award payable to named executive officers under the 2015 AIP was 200% of their target incentive award. The incentive payout percentage between threshold, target and maximum payout is based on a series of straight-line (linear) interpolations.

The target award opportunity under the 2015 AIP was 100% of base salary for Ms. Marchionni, 65% of base salary for Mr. Rosera and 50% of base salary for each of Mr. Hyatt, Mr. Rado and Ms. Ritchie, which was based upon the participating executive’s relative level of responsibility and potential to affect Lands’ End overall performance. As a result of the timing of his resignation, Mr. Huber did not participate in the 2015 AIP.

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee approves a new annual incentive plan or at the time a compensation package for a participating executive is otherwise approved.

Based on our financial results for fiscal year 2015, 2015 AIP EBITDA failed to achieve the required threshold level, which resulted in no payouts under the 2015 AIP.

Fiscal Year 2015 Long-Term Compensation Opportunities

2015 Long-Term Incentive Structure: 2015 LTIP and 2015 RSU Awards

There are two components of the Company’s long-term incentive structure (“LTI”) established in fiscal year 2015: awards under the 2015 LTIP and Restricted Stock Unit awards (“2015 RSU Awards”) under the Lands’ End, Inc. 2014 Stock Plan (the “Stock Plan”). The 2015 LTIP is intended as a performance-based incentive program and the 2015 RSU Awards are intended to be time-based incentive awards. Restricted Stock Unit awards are intended to promote retention and further align the interests of participants with those of Lands’ End stockholders.

For fiscal year 2015, the total LTI target award opportunity as a percentage of base salary is 150% for Ms. Marchionni and 100% for each of Mr. Rosera, Mr. Hyatt, Mr. Rado and Ms. Ritchie, with 75% of each officer’s LTI target opportunity awarded under the 2015 LTIP and 25% of each officer’s LTI target opportunity awarded in the form of the 2015 RSU Awards, based on grant date fair value. Mr. Huber did not participate in the 2015 LTI.

2015 LTIP

Awards under the 2015 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and/or for the cumulative period. The performance period for the 2015 LTIP is fiscal years 2015 through 2017. The Compensation Committee determined performance measures and threshold, target and maximum goals for each performance measure under the 2015 LTIP. Opportunities for participants under the 2015 LTIP are based on (1) a specified adjusted EBITDA performance measure (“2015 LTIP EBITDA”) for 80% of LTIP target opportunity, and (2) a non-retail revenue performance measure (“Non-Retail Revenue”) for 20% of LTIP target opportunity, in each case, with specific independent target opportunities for each fiscal year as well as the three-year cumulative period as follows:

Target Opportunity Weighting
2015 LTIP EBITDA (80% of 2015 LTIP Target Opportunity)
Fiscal Year 2015	8%
Fiscal Year 2016	16%
Fiscal Year 2017	24%
3-Year Cumulative	32%

Non-Retail Revenue (20% of 2015 LTIP Target Opportunity)
Fiscal Year 2015	2%
Fiscal Year 2016	4%
Fiscal Year 2017	6%
3-Year Cumulative	8%
Total LTIP Target Opportunity	100%

The definition of 2015 LTIP EBITDA is substantially the same as the definition of 2015 AIP EBITDA (as defined above). Non-Retail Revenue is defined as revenue reported on our external financial statements excluding the revenue generated from “brick & mortar” retail (specifically Lands’ End Shops at Sears and Inlet stores). In determining LTIP financial goal achievement, the Committee shall adjust either the performance target or actual results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings including product recalls or legal and insurance settlements that, in each case, individually exceed $500,00;

•	the effect of changes in laws, regulations or accounting principles, methods or estimates;

•	revenue associated with sale or discontinuance of a business segment, division or unit;

•	extraordinary items as defined by GAAP;

•	the gain or loss from the sale or discontinuance of a business segment, division or unit and the planned, unrealized revenue for this business segment, division or unit; and

•	results from an unplanned acquired business.

Under the 2015 LTIP, a threshold level of performance for a goal will generate a payout at 10% of the 2015 LTIP target opportunity subject to that goal and a target level of performance will generate a payout at 100% of the 2015 LTIP target opportunity subject to that goal. The maximum incentive opportunity under the 2015 LTIP is 200% of the participant’s target award amount.

The 2015 LTIP provides for payment to participants of awards earned no later than the date that is the 15th day of the third month following fiscal year 2017, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law).

During fiscal year 2015, the Company concluded that payments to participants under the 2015 LTIP are not likely to occur because the performance goals established in connection with the 2015 LTIP are unlikely to be achieved. Accordingly, the Company ceased recording expense and reversed the prior expense recognized in connection with the 2015 LTIP.

2015 RSU Awards

The 2015 RSU Awards are designed to constitute 25% of a participant’s overall LTI target opportunity, based on the value of the participant’s 2015 RSU Award on the grant date of May 1, 2015 (or June 29, 2015 in the case of Mr. Hyatt). The 2015 RSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2015 RSU Awards will vest in full on May 1, 2018, subject to satisfaction of vesting conditions, including continued employment.

The 2015 RSU Awards granted to Mr. Rosera were forfeited when his employment with the Company ceased.

2014 LTIP

The 2014 LTIP is intended to be a performance-based program providing for the grant of Restricted Stock Units (“2014 RSU Awards”) pursuant to the LTIP and the Stock Plan, conditioned upon the achievement of certain Lands’ End financial goals.

The 2014 RSU Awards were granted shortly after the Separation and were intended to focus the participating named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. The 2014 RSU Awards, each of which represents a contingent right to receive one share of Lands’ End common stock for each Restricted Stock Unit, vested 25% on May 20, 2015, and will vest 25% on May 20, 2016 and 50% on May 20, 2017. The 2014 RSU Awards were conditioned on the Company achieving at least $100 million in revenues and an EBITDA performance measure (“2014 Incentive EBITDA”) for the period beginning May 3, 2014 and ended May 1, 2015, which goals were achieved for the performance period. As the performance goals are achieved, settlement of the 2014 RSU Awards will occur 30 days after the applicable vesting date, except that the 2014 RSU Awards that vested in fiscal year 2015 will be settled within 30 days after May 20, 2016.

The second and third installments of Mr. Rosera’s 2014 RSU Award (14,591 Restricted Stock Units) were forfeited when his employment with the Company ceased.

2013 Long-Term Incentive Structure: 2013 LTIP and 2013 Cash LTI

The 2013 Long-Term Incentive structure consists of long-term incentive program awards and cash long-term incentive plan awards. This program was structured by senior management of Sears Holdings prior to the Separation and approved by our Compensation Committee following the Separation.

2013 LTIP

The Compensation Committee approved awards to certain named executive officers under the 2013 Long-Term Incentive Plan (the “2013 LTIP”), which was intended to be a two-year transitional performance-based program that provided the opportunity for participants in the Sears Holdings 2013 Long-Term Incentive Plan prior to the Separation to receive a long-term incentive award based on the attainment of a cumulative 2014 Incentive EBITDA performance goal covering the remainder of the prior award’s performance period (i.e. fiscal years 2014 and 2015). Awards under the 2013 LTIP were designed to preserve the benefits of the pre-Separation awards that the participating named executive officers forfeited in connection with the Separation, which represented 75% of the participants’ pre-Separation 2013 long-term incentive target opportunity. Threshold, target and maximum business unit operating profit (“BOP”) goals were established under our 2013 LTIP, which were based on BOP goals established by the Sears Holdings Compensation Committee for the predecessor awards. The awards represent the right to receive cash upon the achievement of the specified 2014 Incentive EBITDA performance goal at the end of the transitional two-year performance period. Under the pre-Separation awards, attaining a BOP target represented 75% of the named executive officers’ target opportunity and a Sears Holdings EBITDA target represented 25% of his or her target opportunity, while under our 2013 LTIP, attaining a 2014 Incentive EBITDA target represents 100% of the target opportunity.

Mr. Huber, Mr. Rosera and Ms. Ritchie participated in the 2013 LTIP. The 2013 LTIP awards of Mr. Huber and Mr. Rosera were forfeited when their employment with the Company ceased. None of the other named executive officers were eligible to participate in the 2013 LTIP.

Based on our financial results for fiscal years 2014 and 2015, 2014 Incentive EBITDA failed to achieve the required threshold level of performance, which resulted in no payouts under the 2013 LTIP.

2013 Cash LTI

The Compensation Committee approved awards to certain named executive officers under the Lands’ End, Inc. Cash Long-Term Incentive Plan (the “2013 Cash LTI”), which was a two-year transitional time-based program that provided the opportunity for participants in the Sears Holdings 2013 Cash Long-Term Incentive Plan prior to the Separation to receive a long-term time-based incentive cash payout following a two-year service period (i.e. fiscal years 2014 and 2015), provided that the participant is actively employed by Lands’ End on the vesting date, which is April 1, 2016. Awards under the 2013 Cash LTI were designed to preserve the benefits and terms of the Sears Holdings 2013 Cash LTI that named executive officer participants forfeited in connection with the Separation, which represented 25% of the participants’ pre-Separation 2013 long-term incentive target opportunity. The 2013 Cash LTI provided the opportunity for participants to receive a long-term incentive payout, provided that the participant is actively employed by Lands’ End on the vesting date, April 1, 2016, which also was the vesting date under the predecessor Sears Holdings 2013 Cash LTI. Awards under our 2013 Cash LTI represent the right to receive cash as soon as administratively feasible after the vesting date but in no case later than April 15, 2016.

Each of Mr. Huber, Mr. Rosera and Ms. Ritchie received a 2013 Cash LTI award in the same amount of his or her award under the Sears Holdings 2013 Cash LTI. None of the other named executive officers were eligible to participate in the 2013 Cash LTI. The 2013 Cash LTI award of each of Mr. Huber (in the amount of $300,000) and Mr. Rosera (in the amount of $125,000) was forfeited when their employment with the Company ceased. Ms. Ritchie’s award of $87,500 is scheduled to vest on April 1, 2016.

Other Compensation Elements

New Hire Awards

We provide sign-on, first year guaranteed, retention and other bonuses where determined necessary or appropriate, such as to attract top executive talent from other companies or reward key executives and in recognition of their expected future contributions to the Company. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on awards are an effective means of attracting high-performing executives by offering them a way to offset compensation these executives may lose when they leave a former company to join Lands’ End.

Pursuant to her employment letter with the Company, Ms. Marchionni received a sign-on bonus of $1,000,000. In addition, her 2015 AIP award was equal to the greater of the 2015 AIP award actually earned and $475,000. She also received a cash retention bonus of $475,000 to be paid after fiscal year 2016, which bonus is subject to reduction by the AIP amount earned for fiscal year 2016 and conditioned on continued service through the AIP payment date. Lastly, she received a grant of Restricted Stock Units with a grant date fair value equal to $2,750,000, which vests in installments over three years. See “—2015 CEO Compensation” below for additional information.

Pursuant to his employment letter with the Company, Mr. Hyatt was granted a special cash incentive award in the amount of $125,000 to be paid to him in fiscal year 2016 provided that he is actively employed by the Company as of the payment date. Such amount was subject to reduction by the amount payable to him under the 2015 AIP.

Perquisites and Other Personal Benefits

Lands’ End provides its named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with Lands’ End’s overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2015, these perquisites included the opportunity to receive an annual physical examination at the Company’s expense, which is intended to promote proactive management of executive health.

All named executive officers are entitled to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees and directors.

Retirement Plan

The Lands’ End, Inc. Retirement Plan allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The plan allows pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). Lands’ End also makes matching contributions to the plan in an amount equal to 50% of the participant’s eligible contribution up to a maximum of 6% of the participant’s earnings starting the quarter following one year of service by the participant.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help to protect Company interests through non-disclosure, non-solicitation and non-competition restrictions, while providing individuals a window of time to locate a new position in the marketplace. Under the executive severance agreement, subject to the executive’s execution without revocation of a release of claims against the Company and its affiliates, severance is provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). The principal severance benefit under the agreements is salary continuation for a specified period of time, subject to mitigation for salary or wages earned from another employer, including self-employment. See “—Potential Payments Upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments Upon Termination of Employment” below for additional information.

Under the Stock Plan, following a Change in Control (as defined in the Stock Plan) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the Stock Plan). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Executive Compensation Recovery Provisions

Lands’ End’s annual and long-term incentive programs adopted in fiscal year 2015 contain executive compensation recovery provisions. The relevant provisions provide that Lands’ End will seek reimbursement from participating executives if Lands’ End’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

2015 CEO Compensation

Federica Marchionni

On January 30, 2015, the Board appointed Federica Marchionni as the Company’s President and Chief Executive Officer and member of the Board, in each case, effective February 17, 2015. In determining the terms of Ms. Marchionni’s employment offer, the Board and the Committee reviewed competitive compensation information provided by F.W. Cook relating to target compensation for the Company’s peer group, considered compensation Ms. Marchionni may have forfeited as a result of accepting the Company’s employment offer, and took into account market practice and best practices with respect to certain employment and severance provisions. Ms. Marchionni’s employment letter agreement with the Company provides that her primary workplace will be located in New York, New York, with such travel to the Company’s headquarters in Dodgeville, Wisconsin, as necessary for her to perform her duties. Her employment letter also provides for the following compensation: (a) an annual base salary equal to $950,000; (b) an AIP target award opportunity equal to 100% of base salary (which amount for the 2015 AIP award was equal the greater of (1) the 2015 AIP award actually earned and (2) $475,000) and a target long-term incentive award opportunity equal to at least 150% of base salary; (c) a cash retention bonus of $475,000 to be paid after fiscal year 2016, which bonus is subject to reduction by the amount of AIP earned for fiscal year 2016 and conditioned on continued service through the bonus payment date; (d) a sign-on bonus of $1,000,000 (which was subject to repayment if, within the first 12 months of her start date, Ms. Marchionni’s employment had been terminated for “Cause” or she had terminated her employment without “Good Reason,” each as defined in her severance agreement); (e) a grant of Restricted Stock Units with a grant date fair value equal to $2,750,000, which vest in installments over three years; and (f) perquisites to be mutually agreed upon with the Company, up to an annual maximum cost to the Company of $25,000.

Ms. Marchionni’s executive severance agreement provides that, subject to her execution without revocation of a release of claims against the Company and its affiliates, if her employment is terminated by the Company without Cause or by Ms. Marchionni for Good Reason, she will be entitled to: (a) continued payment of base salary for 24 months (but if such employment termination occurs during the 18-month period following a change in control of the Company, then continued payment of base salary and target bonus for 30 months); (b) continued health, dental and vision coverage for up to 24 months (or up to 30 months, as applicable); and (c) six months of outplacement services and a lump sum payment equal to unused vacation pay. Ms. Marchionni is not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Ms. Marchionni also is subject to: (a) an employee non-solicitation covenant during her employment and for 12 months thereafter; (b) a non-competition covenant during her employment and for 12 months (24 months upon a termination without Cause or resignation with Good Reason) thereafter; and (c) non-disparagement and confidentiality covenants during her employment and for 24 months thereafter.

Edgar O. Huber

On February 1, 2015, Mr. Huber resigned from the Board and from his roles as President and Chief Executive Officer of the Company. Mr. Huber’s resignation from the Board was effective as of February 1, 2015. His resignation as President and Chief Executive Officer of the Company was effective as of February 16, 2015.

In connection with his departure, Mr. Huber received: (a) the payments and benefits to which he is entitled under his executive severance agreement upon a termination of his employment by the Company without “Cause” (as defined in the Huber severance agreement) including: (1) continued payment of his $850,000 per year base salary for 24 months (subject to mitigation for salary or fees received by Mr. Huber from alternate employment during such 24-month period), (2) a lump sum payment equal to accrued vacation pay, (3) continued health and welfare insurance coverage for 24 months and (4) up to 12 months of outplacement services; (b) pursuant to a letter agreement entered into with the Company on February 1, 2015 (the “Huber Letter”) under which Mr. Huber remained employed with the Company through February 16, 2015, upon completion of such employment: (1) the amount that would be paid to him under the AIP for fiscal year 2014 (calculated based on the Company’s actual performance for fiscal year 2014) as if he had remained employed through the date payments were otherwise made under the AIP, and (2) accelerated vesting and payment of the full amount of the $247,976.67 cash make-whole award in which he otherwise would have become vested if he had remained employed through September 1, 2015, and (c) a payment of $5,000 in reimbursement for legal fees incurred. Mr. Huber is subject to an 18-month employee non-solicitation covenant and 24-month non-disparagement and confidentiality covenants. He also was subject to a 12-month noncompetition covenant.

Deductibility of Executive Compensation

In setting an executive’s compensation package, the Compensation Committee considers the requirements of Section 162(m) of the Code, which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Although a significant portion of each named executive officer’s compensation may be intended, where appropriate, to qualify for deductibility under Section 162(m), in approving compensation that may not be deductible, the Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate senior executives creates more risk for the Company than the financial impact of losing the tax deduction. Accordingly, certain compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect the Company’s senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Robert Galvin, Josephine Linden, and Elizabeth Darst Leykum are the members of the Compensation Committee.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained F.W. Cook as its independent compensation consultant. F.W. Cook reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain or dismiss the consultant. F.W. Cook does not provide, and during fiscal year 2015 did not provide, services to the Company in any area other than executive compensation on behalf of the Compensation Committee.

F.W. Cook is expected to assist the Compensation Committee and work on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter. F.W. Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2015, F.W. Cook conducted a competitive compensation review of our senior executives, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of various compensation elements, provided assistance with the review and design of the Company’s incentive compensation programs and assisted in the preparation of the Company’s public filings with regard to executive compensation. Representatives of F.W. Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2015, regularly attended Compensation Committee meetings.

The Compensation Committee assessed the independence of F.W. Cook, including reviewing information received from F.W. Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence.

The Compensation Committee also received advice and considered the recommendations of Ms. Marchionni and other members of senior management in fiscal year 2015 regarding the forms and the amounts of compensation for the Company’s employees, including the named executive officers, and regarding our compensation programs generally. Ms. Marchionni is not present during nor does she have input into discussions about her compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Darst Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or our Chief Financial Officer during fiscal year 2015 and to our three other most highly compensated executive officers for fiscal year 2015 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(a)	Bonus(b)		Stock Awards(c)		Non-Equity Incentive Plan Compensation		All Other Compensation(d)	Total
Federica Marchionni President and Chief Executive Officer	2015	$909,808		$1,475,000		$3,106,250		—	$40,000	$5,531,058

Scott Hyatt Executive Vice President and Chief Supply Chain Officer	2015	$327,885		$125,000		$137,500		—	—	$590,385

Steven G. Rado Senior Vice President, Chief Marketing Officer	2015 2014	$400,000 295,385	$	— 50,000		$100,000 400,000	$	— 67,938	$7,385 24,837	$507,385 838,160

Kelly Ritchie Senior Vice President, Employee and Customer Services	2015 2014 2013	$387,089 363,576 355,889		$87,500 —		$91,480 358,750 —	$	— 83,622 —	$7,570 7,825 7,650	$564,639 813,773 363,539

Edgar O. Huber* Former President and Chief Executive Officer	2015 2014 2013	$35,962 833,654 800,000	$	— 150,000 —	$	— 2,000,000 —	$	— 383,481 —	$1,080,027 258,200 41,315	$1,115,989 3,625,335 841,315

Michael P. Rosera* Former Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2015 2014 2013	$560,096 540,192 513,462		$50,000 50,000 50,000		$137,500 520,000 —	$	— 161,518 —	$81,991 82,545 77,269	$862,183 1,354,255 640,730

*	Mr. Huber ceased serving as our President and Chief Executive Officer on February 16, 2015, and Mr. Rosera ceased serving as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer on January 29, 2016.

(a)	The amounts in this column are actual amounts earned in the fiscal year period stated. The amounts shown have been adjusted for the number of days in the fiscal year and are not necessarily the same as the annual rate for each named executive officer. The amounts shown for Ms. Marchionni and Mr. Hyatt reflect their salary from their date of hire (February 17, 2015 and June 29, 2105, respectively) through the end of the fiscal year. For Mr. Huber, the amount reflects actual salary paid in fiscal 2015 through February 16, 2015.

(b)	For Ms. Marchionni, the amount for fiscal year 2015 represents a cash sign-on bonus payment of $1,000,000 and a $475,000 special incentive award pursuant to the terms of her employment letter.

For Mr. Hyatt, the amount for fiscal year 2015 represents a special incentive award pursuant to the terms of his employment letter, to be paid in fiscal year 2016 provided that Mr. Hyatt is actively employed by the Company as of the payment date.

For Mr. Rosera, the amount for fiscal year 2015 represents the third installment of a cash award received pursuant to the terms of his employment letter.

(c)	For fiscal year 2015, the amounts represent the full grant date fair value of the Restricted Stock Unit (“RSU”) awards granted under the Company’s 2014 Stock Plan (the “Stock Plan”). Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. The assumptions used in determining these amounts are set forth in Note 5 to the Company’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The RSUs cannot be sold or otherwise transferred by the named executive officer and the underlying common stock cannot be sold or otherwise transferred until such restrictions lapse and the RSUs are settled.

The RSU awards granted to Mr. Rosera in fiscal year 2015 were forfeited when his employment with the Company ceased.

(d)	For Ms. Marchionni, the amount for fiscal year 2015 represents reimbursement of legal fees incurred in connection with the negotiation and drafting of her employment letter and severance agreement.

For Mr. Rado and Ms. Ritchie, the fiscal year 2015 amount reflects matching contributions under the Lands’ End, Inc. Retirement Plan.

For Mr. Huber, the amount for fiscal year 2015 consists of (1) $797,692 in salary continuation payments made pursuant to the terms of his severance agreement, (2) $247,976 representing the second of two equal installments of a cash make-whole award that was granted to Mr. Huber by the Company to replace shares of unvested restricted stock of Sears Holdings and unvested cash awards granted by Sears Holdings of equivalent value that were forfeited at the time of the Company’s Separation, (3) $5,000 in reimbursement of legal fees incurred by him in connection with the negotiation of his separation arrangements, (4) $27,788 representing payment of his unused vacation, and (5) $1,569 in matching contributions under the Lands’ End, Inc. Retirement Plan.

For Mr. Rosera, the amount for fiscal year 2015 consists of (1) $74,641 representing the second of two equal installments of a cash make-whole award that was granted to Mr. Rosera by the Company to replace shares of unvested restricted stock of Sears Holdings and unvested cash awards granted by Sears Holdings of equivalent value that were forfeited at the time of the Company’s Separation, and (2) $7,350 in matching contributions under the Lands’ End, Inc. Retirement Plan.

The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise that is extended to all Lands’ End employees and directors.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2015 under the Company’s incentive plans.

Name	Plan or Award	Grant Date for Equity- Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)	Grant Date Fair Value of Stock and Option Awards(a)
				Threshold	Target	Maximum
Federica Marchionni	2015 AIP 2015 LTIP Stock Plan Stock Plan	05/01/2015 2/17/2015	01/30/2015 04/30/2015	$95,000 106,875 — —	$950,000 1,068,750 — —	$1,900,000 2,137,500 — —	11,943 76,751	$356,250 2,750,000

Scott Hyatt	2015 AIP 2015 LTIP Stock Plan	06/29/2015	06/03/2015	$35,750 41,250 —	$357,500 412,500 —	$715,000 825,000 —	5,701	$137,500

Steven Rado	2015 AIP 2015 LTIP Stock Plan	05/01/2015	04/30/2015	$20,000 30,000 —	$200,000 300,000 —	$400,000 600,000 —	3,352	$100,000

Kelly Ritchie	2015 AIP 2015 LTIP Stock Plan	05/01/2015	04/30/2015	$19,200 27,444 —	$192,000 274,440 —	$384,000 548,880 —	3,067	$91,480

Edgar Huber	—	—	—	—	—	—	—	—

Michael Rosera*	2015 AIP 2015 LTIP Stock Plan	05/01/2015	04/30/2015	$36,725 41,250 —	$367,250 412,500 —	$734,500 825,000 —	4,609	$137,500

*	All plan-based awards issued to Mr. Rosera in fiscal year 2015 were forfeited when his employment with the Company ceased.
(a)	The amounts represent the full grant date fair value of the RSU awards granted under the Stock Plan. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. The assumptions used in determining these amounts are set forth in Note 5 to the Company’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The RSUs cannot be sold or otherwise transferred by the named executive officer and the underlying common stock cannot be sold or otherwise transferred until such restrictions lapse and the RSUs are settled.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table shows the number of shares of Lands’ End common stock issuable under unvested RSUs held by the named executive officers as of January 29, 2016. None of the named executive officers held options to purchase shares of Lands’ End common stock as of January 29, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)
Federica Marchionni	88,694	$1,931,755
Scott Hyatt	5,701	$124,168
Stephen Rado	14,575	$317,444
Kelly Richie	13,133	$286,031
Edgar Huber	—	$—
Michael Rosera*	19,200	$418,165

*	All unvested RSU awards held by Mr. Rosera were forfeited when his employment with the Company ceased on January 29, 2016.

(a)	The market value of the outstanding RSU awards represents the product of the number of underlying shares of common stock with respect to the unvested RSUs multiplied by $21.78, the closing price per share of Lands’ End common stock on January 29, 2016, the last trading day of Lands’ End common stock in fiscal year 2015.

Option Exercises and Stock Vested

None of our named executive officers owned or exercised any Lands’ End stock options during fiscal year 2015. The following table provides information for each of our named executive officers regarding vesting of RSU awards during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Federica Marchionni	—	—
Scott Hyatt	—	—
Steven Rado	3,741	$93,375
Kelly Ritchie	3,355	$83,741
Edgar Huber	—	—
Michael Rosera	4,864	$121,405

(a)	The RSUs that vested in fiscal year 2015 will be settled within 30 days after May 20, 2016. The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.
(b)	For each of Mr. Rado, Ms. Ritchie and Mr. Rosera, the value realized on vesting represents the number of shares issuable under RSUs that vested in fiscal year 2015 (including RSUs withheld by the Company to satisfy tax obligations associated with vesting) multiplied by $24.96, the closing price of our common stock on June 5, 2015, the date that our stockholders approved the Stock Plan. If our stockholders had not approved the Stock Plan, all outstanding awards granted under the Stock Plan would have been void.

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of employment letters with each of Messrs. Hyatt, Rado and Rosera that impacted their compensation in fiscal year 2015. Also set forth below is a summary description of the key terms of our employment letter with James Gooch, who became an executive officer of the Company in fiscal year 2016. See “—Compensation Discussion and Analysis—2015 CEO Compensation” above for a description of employment arrangements with Ms. Marchionni and Mr. Huber. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement, see “—Potential Payments Upon Termination of Employment” below.

Scott Hyatt

Pursuant to his employment letter dated June 9, 2015, Mr. Hyatt serves as Executive Vice President and Chief Supply Chain Officer of the Company with an annual base salary of $550,000. His employment letter also provides for the payment of a special incentive award for 2015 payable on or about April 15, 2016 equal to $125,000 (gross) less the actual annual incentive earned and payable for fiscal year 2015. He is eligible for an annual incentive plan target award of 65% of his base salary and a long-term incentive award with a target opportunity of 100% of his base salary.

Steven Rado

Pursuant to his employment letter dated April 16, 2014, Mr. Rado serves as Senior Vice President, Chief Marketing Officer of the Company with an annual base salary of $400,000, plus a one-time sign on bonus of $50,000. He is eligible for an annual incentive plan target award of 50% of his base salary and a long-term incentive award with a target opportunity of 100% of his base salary.

Michael Rosera

Mr. Rosera entered into an employment letter with Lands’ End dated June 27, 2012, which provided for an initial annual base salary of $500,000. In fiscal year 2015, his annual base salary was increased from $550,000 to $565,000. He was eligible for an annual incentive plan target award of 65% of his base salary. Mr. Rosera’s employment letter also provided for the payment of a special cash retention bonus award of $150,000 (gross) that vested in three equal installments on the first, second and third anniversaries of his start date, provided that he was actively employed with us on the applicable payment date. Mr. Rosera’s employment letter provided for his participation in the Sears Holdings Long-Term Incentive Programs, starting with the 2012 program. He also received a grant of Sears Holdings restricted stock valued at approximately $150,000.

James Gooch

On January 28, 2016, the Company announced the appointment of James Gooch as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company, effective as of January 30, 2016. Mr. Gooch’s employment letter provides Mr. Gooch with the following compensation: (1) an annual base salary equal to $625,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary (which AIP bonus amount will, for fiscal year 2016, equal the greater of (x) the AIP bonus actually earned for such year and (y) subject to the achievement of threshold performance goals, $312,500); (3) a target LTIP award opportunity equal to at least 100% of his annual base salary; (4) a cash sign-on bonus of $350,000, payable in two installments of $175,000 each, with the first paid as of his start date as an employee with the Company, January 27, 2016, and the second on January 27, 2017 (with each installment subject to repayment in full if, within the 12 months following receipt of such installment, Mr. Gooch is terminated for “Cause” by the Company or resigns without “Good Reason,” each as defined in Mr. Gooch’s executive severance agreement); (5) a sign-on grant of Restricted Stock Units, one portion of which will vest over time, and the other portion of which will vest subject to achievement of performance goals, as follows: (a) the time-based grant has a grant date fair value equal to $350,000 and will vest as to 25% of Restricted Stock Units on each of the second and third anniversaries of the start date and 50% on the fourth anniversary of the start date and (b) the performance-based grant will have a grant date fair value equal to $415,000 and will vest upon the achievement of applicable performance goals over fiscal years 2016 and 2017, and in each case unvested Restricted Stock Units will vest upon any separation from service other than by the Company for cause or by Mr. Gooch without Good Reason; and (6) for up to 12 months following Mr. Gooch’s start date, reimbursement for the costs of commuting between Mr. Gooch’s current primary state of residence and Lands’ End headquarters. Mr. Gooch’s primary workplace location will be Dodgeville, Wisconsin and Mr. Gooch will receive relocation benefits pursuant to the Company’s relocation policy, as Mr. Gooch has agreed that he will obtain permanent housing in the Dodgeville, Wisconsin area.

Potential Payments Upon Termination of Employment

As described under “—Compensation Discussion and Analysis—Other Compensation Elements— Severance Benefits” above, the Company entered into severance agreements with each of the named executive officers. The amounts shown under “—Summary Table of Potential Payments Upon Termination of Employment” below assume that such termination was effective as of January 29, 2016, the last business day of fiscal year 2015. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would have been paid (subject to mitigation as applicable) to each named executive officer upon his or her involuntary termination by Lands’ End without “Cause” (as defined in the agreement) or termination by the executive officer for “Good Reason” (as defined in the agreement). The actual amounts that would have been paid to the executives can only be determined at the time of such executive’s separation from Lands’ End.

Good Reason:

A termination by Ms. Marchionni is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) her mandatory relocation to an office outside the Borough of Manhattan (subject to the travel requirements set forth in her offer letter); (3) she is no longer the principal executive officer of the Company; (4) failure to nominate her for election (or reelection) to the Board; (5) a material diminution in her duties or responsibilities, or the assignment to her of duties or responsibilities materially inconsistent with her position as principal executive officer of the Company; or (6) any action or inaction that constitutes a material breach under her offer letter of her severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

Mr. Rosera’s severance agreement provides that a termination is for Good Reason if it results from (1) a reduction of more than 10% in the sum of his annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) his mandatory relocation to an office more than 50 miles from the primary location at which he is required to perform his duties; (3) a change in structure so that he is no longer directly reporting to the Company’s chief executive; or (4) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

For Mr. Hyatt, Mr. Rado and Ms. Ritchie, a termination by the executive officer is for Good Reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty (willful fraud in the case of Ms. Marchionni) or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination Without Cause or for Good Reason

For Ms. Marchionni, base salary at the rate in effect as of the date of termination, payable in the form of salary continuation for 24 months, except that if such employment termination occurs during the 18-month period following a change in control of the Company, then continued payment of her base salary and target bonus for 30 months, subject to reduction by the amount of fees, salary, wages or any other form of compensation that she earns from a subsequent employer or through self-employment during the salary continuation period.

For Mr. Rosera, base salary at the rate in effect as of the date of termination, payable in the form of salary continuation for 12 months.

For Mr. Rado, Mr. Hyatt and Ms. Ritchie, base salary at the rate in effect as of the date of termination, payable in the form of salary continuation for 12 months, subject to reduction by the amount of fees, salary, wages or any other form of compensation that he or she earns from a subsequent employer or through self-employment during the salary continuation period.

Named executive officers are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Named executive officers are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months (six months for Ms. Marchionni) or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to non-disclosure of confidential information, non-solicitation and non-compete (where permissible under applicable state law) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. The Company’s incentive programs provide for eligibility to receive payments upon the death or disability of named executive officers as provided below.

Payments Pursuant to Incentive Compensation Programs

As described under “—Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are limited as described below.

Annual Incentive Plan. If a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death), he or she will forfeit his or her AIP award, except as prohibited by law. If the employment of a named executive officer is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the AIP are satisfied. Because the threshold financial goal under the 2015 AIP was not achieved, no named executive officer would have been entitled to any payments under this plan in the event of death or disability on January 29, 2016.

2013 LTIP and 2013 Cash LTI. If a participant under the 2014 LTIP and 2014 Cash LTI voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he or she will forfeit his or her award thereunder, except as prohibited by law. The 2013 LTIP provides that if employment is terminated because of death or disability, a participant is entitled to a pro-rated payment if performance under the 2013 LTIP, as of the termination date, equals or exceeds the applicable performance target and the participant was a participant in the 2013 LTIP for at least 12 months of the performance period. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the performance period in which the executive was a participant, and the denominator of which is the full number of months in the performance period. As the target financial goal under the 2013 LTIP was not achieved, no named executive officer would have been entitled to any payments under this plan in the event of death or disability on January 29, 2016. Under the 2013 Cash LTI, if employment is terminated because of death or disability, a participant will be entitled to a pro-rated payment if he or she was a participant in the 2013 Cash LTI for at least 12 months of the service period. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the service period in which the executive was a participant, and the denominator of which is the full number of months in the service period.

2014 LTIP (2014 RSU Awards). The 2014 RSU Awards provide that if any participant voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit his or her 2014 RSU Award, except as prohibited by law. The 2014 RSU Awards also provide that if the employment of any participant is terminated because of death or disability, that portion of his or her 2014 RSU Award not previously vested will vest on a pro-rated basis through the date of termination or death, as applicable. Any vesting as a result of death or disability is subject to the requirements that (1) the specified performance under the 2014 RSU Awards, as of the termination date, equaled or exceeded the applicable performance targets, and (2) the participant was a participant under the 2014 RSU Award for at least 12 months of the performance period; each of which was satisfied in fiscal 2015.

2015 LTIP. If any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he or she will forfeit his or her 2015 LTIP award, except as prohibited by law. If any named executive officer’s employment is terminated because of death or disability, he or she will be entitled to a pro-rated payment through the termination date if performance under the 2015 LTIP, as of the termination date, equal or exceed the applicable performance targets and the named executive officer was a participant in the 2015 LTIP for at least 12 months of the performance period. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the performance period in which the executive was a participant, and the denominator of which is the full number of months in the applicable performance period. Because the target financial goals under the 2015 LTIP were not achieved as of January 29, 2016, no named executive officer would have been entitled to any payments under this plan in the event of death or disability on January 29, 2016.

RSU Awards Granted in Fiscal Year 2015. If any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any RSU awards granted in fiscal year 2015, except as prohibited by law. Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro-rated basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro-rated basis through the date of termination. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the vesting period in which the executive was a participant, and the denominator of which is the full number of months in the applicable vesting period. Because the 12-month participation requirement was not satisfied as of January 29, 2016, no RSU awards granted in fiscal year 2015 would have vested as a result of a named executive officer’s death or disability on January 29, 2016.

Stock Plan Change in Control Provision. The Stock Plan, which governs the 2014 RSU Awards and the 2015 RSU Awards, provides that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason.

Summary Table of Potential Payments Upon Termination of Employment

The tables below summarize the potential payouts to the named executive officers (other than Mr. Huber) for the termination events described above. See “ —Compensation Discussion and Analysis—2015 CEO Compensation—Edgar O. Huber” above for details concerning the compensation and benefits that Mr. Huber is entitled to receive in connection with his departure from the Company. The amounts shown in the following tables are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions include that the termination of employment occurred on January 29, 2016. The table does not include payments and benefits that would not have been triggered or otherwise enhanced by the termination of employment on January 29, 2016, including under the 2013 LTIP, the 2015 LTIP and the 2015 AIP.

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	2013 Cash LTI Payment	Accelerated Vesting of RSUs(c)	Total
Federica Marchionni
Termination for Good Reason	$1,900,000	$17,232	$7,308	$4,000	—	—	$1,928,540
Termination without Cause	$1,900,000	$17,232	$7,308	$4,000	—	—	$1,928,540
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—	—
Change in Control(d)	$2,375,000	$21,540	—	—	—	$1,931,755	$4,328,296

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	2013 Cash LTI Payment	Accelerated Vesting of RSUs(c)	Total
Michael Rosera
Termination for Good Reason	$565,000	$14,362	$32,596	$8,000	—	—	$619,958
Termination without Cause	$565,000	$14,362	$32,596	$8,000	—	—	$619,958
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	125,000	$317,781	$442,781
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	125,000	$317,781	$442,781
Change in Control(d)	—	—	—	—	—	$418,165	$418,165

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	2013 Cash LTI Payment	Accelerated Vesting of RSUs(c)	Total
Scott Hyatt
Termination for Good Reason	$550,000	$10,414	$26,442	$8,000	—	—	$594,856
Termination without Cause	$550,000	$10,414	$26,442	$8,000	—	—	$594,856
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—	—
Change in Control(d)	—	—	—	—	—	$124,168	$124,168

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	2013 Cash LTI Payment	Accelerated Vesting of RSUs(c)	Total
Steven Rado
Termination for Good Reason	$400,000	$9,894	$18,462	$8,000	—	—	$436,356
Termination without Cause	$400,000	$9,894	$18,462	$8,000	—	—	$436,356
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	$244,437	$244,437
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	$244,437	$244,437
Change in Control(d)	—	—	—	—	—	$317,444	$317,444

	Salary Continuation(a)	Continuation Medical/ Welfare Benefits(b)	Unused Vacation	Outplacement	2013 Cash LTI Payment	Accelerated Vesting of RSUs(c)	Total
Kelly Ritchie
Termination for Good Reason	$384,000	$15,142	$9,600	$8,000	—	—	$416,742
Termination without Cause	$384,000	$15,142	$9,600	$8,000	—	—	$416,742
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	$87,500	$219,232	$306,732
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	$87,500	$219,232	$306,732
Change in Control(d)	—	—	—	—	—	$286,031	$286,031

(a)	These amounts assume 12 months (24 or 30 months in the case of Ms. Marchionni) of salary continuation payments, without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period.
(b)	These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on January 29, 2016, assuming that the officer continues to participate in these plans for 12 months (24 or 30 months in the case of Ms. Marchionni) thereafter.
(c)	Represents RSU awards granted under the 2014 LTIP and the Stock Plan, with respect to which the performance goal requirements for accelerated vesting due to death or disability were satisfied. Does not include RSU awards granted in fiscal year 2015, with respect to which the participation requirements for accelerated vesting due to death or disability were not satisfied. The amounts shown are based on the value of a share of the Company’s common stock of $21.78, the closing price per share on January 29, 2016.
(d)	The amounts shown for Ms. Marchionni’s salary continuation and continuation of medical/welfare benefits represent the incremental amounts that would be applicable if, within 18 months following a change in control of the Company, her employment is terminated by the Company (or any acquiring entity) for any reason other than Cause or on account of her resignation for Good Reason. With respect to the amounts shown for the accelerated vesting of RSUs, assumes that (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under the RSU award or fails to provide the participant with a substantially equivalent award on January 29, 2016, or (2) the named executive officer’s employment is terminated on January 29, 2016 within 18 months following a change in control due to termination by the Company (or any acquiring entity) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2015.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 27, 2017. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Independent Registered Public Accounting Firm Fees

Deloitte is the independent registered public accounting firm retained by the Company. During fiscal year 2014 prior to the Separation, Deloitte performed audit services for Sears Holdings consisting primarily of services associated with the pre-Separation audit of the combined financial statements as of January 31, 2014 and for the three fiscal years ended January 31, 2014 of the Lands’ End business of Sears Holdings that were included in the Company’s Registration Statement on Form 10, as amended, filed with the SEC, as well as interim financial statement reviews and services associated with our Form 10. For these pre-Separation services, Sears Holdings paid Deloitte audit fees in the amount of $175,000 for fiscal year 2014.

The following table shows the fees paid or accrued after the Separation by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees(1)	$1,414,900	$1,667,000
Audit-Related Fees	—	—
Tax Fees(2)	16,700	26,600
All Other Fees	—	—

Total	$1,431,600	$1,693,600

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated and combined financial statements, review of interim financial statements, statutory audits, and other SEC matters.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance services related to international income and other tax return assistance.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual fee estimate but not specifically approved. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated and combined financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Lands’ End, Inc. for the fiscal year ended January 29, 2016 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 29, 2016.

Audit Committee

John T. McClain, Chair

Robert Galvin

Josephine Linden

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. The Audit Committee has adopted a written Related Party Transactions Policy that governs the Audit Committee’s practices with respect to related party transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction. In addition, the Audit Committee has established the RPT Subcommittee to assist the Audit Committee by reviewing potential related party transactions; any material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. See, “Election of Directors—Committees of the Board of Directors—Audit Committee.”

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee or the RPT Subcommittee.

Our Relationship with Sears Holdings

Since the Separation, Lands’ End has operated separately from Sears Holdings as an independent public company. Prior to the Separation, we were a wholly owned subsidiary of Sears Holdings. In addition, one of our stockholders, ESL Investments, Inc., together with related entities as a group, currently beneficially owns significant portions of both our and Sears Holdings’ outstanding common stock. Accordingly, Sears Holdings is considered a related party both prior to and subsequent to the Separation.

Prior to the Separation, we entered into certain agreements with Sears Holdings or its subsidiaries to effect the Separation and to provide a framework for our relationship with Sears Holdings after the Separation, as well as to provide for the allocation between us and Sears Holdings of Sears Holdings’ assets, employees, liabilities and obligations (including its investments, property and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Sears Holdings or its subsidiaries. When used in this section, “Separation date” refers to April 4, 2014, the date on which Sears Holdings distributed our common stock to the holders of Sears Holdings common stock. The summary of the agreements is qualified in its entirety by reference to the full text of the applicable agreements filed as exhibits to our SEC reports.

Separation and Distribution Agreement

In connection with the Separation, we entered into a separation and distribution agreement with Sears Holdings that governed our separation from Sears Holdings. It also sets forth other agreements that govern certain aspects of our relationship with Sears Holdings following the Separation.

The separation and distribution agreement sets forth the distribution mechanics and conditions thereto and identifies the assets transferred, the liabilities assumed and the contracts assigned to each of Lands’ End and Sears Holdings in connection with the Separation. It also governs when and how these transfers, assumptions and assignments occurred. It addresses the treatment of outstanding accounts between Lands’ End and Sears Holdings, contains releases and provides a dispute resolution mechanism for disputes that may arise under the separation and distribution agreement or other agreements entered into between Sears Holdings or its subsidiaries and Lands’ End in connection with the distribution. Generally, assets and liabilities attributable to the Lands’ End business were retained by or assigned to Lands’ End and assets and liabilities not attributable to Lands’ End’s business were retained by or assigned to Sears Holdings or one of its subsidiaries. All assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

Each party is obligated to indemnify the other for all liabilities (including third-party claims) actually incurred or suffered by the other relating to their respective assumed liabilities (and related guarantees, indemnification or contribution obligations), breaches of the separation and distribution agreement and certain ancillary agreements and untrue statements or omissions of material facts relating to its respective disclosures relating to the Separation. Lands’ End also is obligated to indemnify Sears Holdings for liabilities relating to any Lands’ End-branded gift card.

Transition Services Agreement

Lands’ End and Sears Holdings Management Corporation (“SHMC”), a wholly owned subsidiary of Sears Holdings, are party to a transition services agreement that provides for Lands’ End and SHMC and their respective affiliates to provide to each other, on an interim, transitional basis, various services, including, but not limited to, tax services, logistics services, auditing and compliance services, inventory management services, information technology services and continued participation in certain contracts shared with SHMC or other subsidiaries of Sears Holdings. Lands’ End pays to SHMC certain fixed fees, plus certain additional fees for services as requested and as used, and expenses for the services. In addition, the agreement provided for the purchase from the Company by Kmart Corporation (“Kmart”), a subsidiary of Sears Holdings, merchandise for sale at a Kmart location. The services generally commenced on the Separation date and substantially all of the services terminated by April 30, 2015. Services that SHMC continued to provide subsequent to such date include assistance with sales and use tax filings, business license filings and gross receipts tax filings until September 30, 2015, as well as global social compliance audit and related services through January 31, 2016. The Company and SHMC subsequently entered into a new agreement that provides for the extension of the global social compliance audit and related services through January 31, 2018. In addition, the Company continues to participate in shared contracts with SHMC and the Company continues to sell merchandise to Kmart for sale at the Kmart location.

Lands’ End is obligated to indemnify SHMC from liabilities for third-party claims arising from the transition services agreement, including Lands’ End’s use of the shared contracts, except to the extent that the claims are found to have resulted from SHMC’s negligence or breach of the agreement. SHMC is obligated to indemnify Lands’ End from liabilities for third-party claims that result from SHMC’s negligence or from infringement of an SHMC copyright or trade secret, except to the extent that the claims are found to have resulted from Lands’ End’s negligence, breach of the agreement, or, with respect to infringement claims, from Lands’ End’s unauthorized use or distribution of the property.

Subject to certain exceptions, SHMC’s total liability under the transition services agreement is generally limited to the fees received by SHMC under the agreement during the six months prior to the date the claim arose. The transition services agreement also provides that neither SHMC nor Lands’ End will be liable to the other for any special, indirect, incidental or consequential damages.

Tax Sharing Agreement

Lands’ End and Sears Holdings are party to a tax sharing agreement, which generally governs Sears Holdings’ and Lands’ End’s respective rights, responsibilities and obligations after the Separation with respect to liabilities for U.S federal, state, local and foreign taxes attributable to the Lands’ End business. In addition to the allocation of tax liabilities, the tax sharing agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Generally, Sears Holdings is liable for all pre-Separation U.S. federal, state and local taxes, other than non-income taxes that are accrued and unpaid as of the Separation date. Lands’ End generally is liable for all other taxes attributable to its business, including all foreign taxes. Under the tax sharing agreement, there are restrictions on the ability of the parties to take actions that could cause the Separation to fail to qualify for tax-free treatment under the Code. These restrictions may prevent each party from entering into transactions that might be advantageous to the parties or their stockholders.

Master Lease Agreement and Master Sublease Agreement

Lands’ End and Sears, Roebuck and Co. (“Sears Roebuck”), a subsidiary of Sears Holdings, are party to a master lease agreement and a master sublease agreement pursuant to which Sears Roebuck or one of its affiliates leases or subleases to us the premises for the Lands’ End Shops at Sears. The master lease agreement and master sublease agreement, as applicable, set forth the terms and conditions on which we are permitted to occupy certain space within the Sears stores in order to operate our Lands’ End Shops at Sears. The agreements provide us rights to use the space in which our stores operate and we pay rent directly to Sears Roebuck or one of its affiliates. The length of the term of each lease was determined separately for each Lands’ End Shop at Sears we operate. Most of the leases have a term of four to six years from the date of the Separation, although a portion of the leases have shorter terms. Sears Roebuck or one of its affiliates have certain rights to relocate our leased premises within the building in which such premises are located, subject to certain limitations, including our right to terminate the applicable lease by written notice within 30 days of receiving notice of relocation if we are not satisfied with the new premises. In the event of such relocation, Sears Roebuck or one of its affiliates will pay our reasonable moving expenses. Sears Roebuck may terminate without liability the lease with respect to a particular Lands’ End Shop if the overall Sears store in which such Lands’ End Shop is located is closed or sold, subject to Sears Roebuck providing at least 90 days prior written notice. We are not permitted to assign or sublease the leased premises. The Company operated 227 Lands’ End Shops at Sears on January 29, 2016, compared to 236 Lands’ End Shops at Sears on January 30, 2015. The estimated total rent (assuming no early terminations or renewals) for the Lands’ End Shops at Sears locations from fiscal year 2016 through fiscal year 2019 is currently expected to be approximately $76.0 million.

Lands’ End Shops at Sears Retail Operations Agreement

Lands’ End and Sears Roebuck are party to a Lands’ End Shops at Sears retail operations agreement to support our Lands’ End Shops at Sears. Pursuant to the retail operations agreement, a subsidiary of Sears Holdings provides us with certain retail operation support services, including providing sales and floor support personnel, access to point-of-sale and other information technology systems, logistics and warehousing support and other support services, for which Lands’ End pays to Sears Roebuck the fees specified in the agreement. Lands’ End’s existing field management oversees Lands’ End Shops at Sears and Lands’ End Inlet store operations. Each party is obligated to indemnify the other against third-party claims relating to certain infringement or misconduct, and in the case of Lands’ End, in certain respects relating to the Lands’ End Shops at Sears, Lands’ End merchandise and intellectual property rights. The retail operations agreement terminates with respect to individual Lands’ End Shops at Sears upon expiration or termination of their respective leases or closure of the associated Sears Holdings store location. Sears Roebuck may also terminate the retail operations agreement for certain defaults by Lands’ End that are not cured within 10 days’ written notice or if Lands’ End breaches the other ancillary agreements other than the co-location and services agreement (or if any such ancillary agreement is wrongfully terminated by Lands’ End or terminated by the Sears Holdings counterparty for breach) or if Lands’ End assigns the agreement in violation of its terms.

Shop Your Way Retail Establishment Agreement

Lands’ End and SHMC are party to a Shop Your Way retail establishment agreement that governs our participation in the Shop Your Way program. Under this agreement, SHMC issues rewards points to Shop Your Way members when they purchase program-eligible merchandise and services from us and we accept rewards points redemptions from members as full or partial payment for eligible merchandise and services purchased from us. We pay SHMC an agreed-upon fee for points issued in connection with the purchase of program-eligible merchandise and service from us and, depending on the applicable burn rate for the quarter (i.e., ratio of points redeemed in Lands’ End formats to points issued in Lands’ End formats in the previous 12 months), we pay additional fees to SHMC or SHMC reimburses fees to us for points redeemed in Lands’ End formats, as set forth in the agreement. At our election, SHMC will provide us program-related marketing and analytic services. Lands’ End and SHMC jointly own transaction information related to purchases made by Shop Your Way members in Lands’ End formats, while all information relating to members of the program and the program itself are owned by SHMC. We are permitted to engage in promotional, marketing, loyalty or other similar activities outside the Shop Your Way program so long as such activities do not conflict with, and are not promoted in the aggregate more prominently or comprehensively than, the Shop Your Way program. Each party is obligated to indemnify the other against third-party claims, including relating to negligence, recklessness or willful misconduct, breach of agreement, fraud, acts or omissions requested by the other party, or intellectual property violating or infringing the rights of a third party.

The agreement expires on the third anniversary of the Separation date and either party may terminate the agreement for a material breach that is not cured within 30 days of receipt of notice by the breaching party, and SHMC may terminate the agreement for cause if Lands’ End fails to accept certain complying changes to the program or if a prohibited stockholding change of Lands’ End occurs.

Financial Services Agreement

Lands’ End and SHMC are party to a financial services agreement pursuant to which Sears Holdings provides us with certain payment processing support services, including store credit services for our Lands’ End at Sears locations, at the fees for which Sears Holdings receives such services from certain third party providers. The financial services agreement may be terminated by either party for convenience upon 45 days’ written notice or for a material breach that is not cured within 30 days of receipt of notice by the breaching party; provided that if SHMC terminates solely for convenience, then Lands’ End will have up to a year to transition to a new processor. SHMC may also, in its sole discretion, terminate or modify on (if reasonably practicable) 30 days’

prior written notice any service related to credit card or debit card processing if the applicable card issuer or processor determines that Lands’ End is not entitled to process credit or debit payments or has breached the applicable processing agreement.

Buying Agency Agreements

Lands’ End and Sears Holdings Global Sourcing, Ltd. (“SHGS”), a wholly owned subsidiary of Sears Holdings, were parties to a buying agency agreement (the “SHGS Agreement”) pursuant to which SHGS provided us with certain foreign buying office support services, on a non-exclusive basis, including vendor selection and screening, contract negotiation support and quality control services. SHGS received a fee equal to a certain percentage of the price of goods sourced with the assistance of SHGS. We were required to pay annual minimum commissions to SHGS during the term of the agreement. The initial term of the buying agency agreement ended on January 31, 2016 and the parties have agreed to an extension of the SHGS Agreement while the Company negotiates a successor buying agency agreement with a subsidiary of Sears Holdings.

Lands’ End is obligated to indemnify SHGS from liabilities for third party claims arising from the buying agency agreement, except to the extent that the claims are found to have resulted from SHMC’s negligence or breach of the agreement. SHGS is obligated to indemnify Lands’ End from liabilities for third party claims that result from SHGS’s negligence or from infringement of an SHGS copyright or trade secret, except to the extent that the claims are found to have resulted from Lands’ End’s negligence, breach of the agreement, or, with respect to infringement claims, from Lands’ End’s unauthorized use or distribution of the property.

Subject to certain exceptions, the buying agency agreement provides that neither party will be liable to the other for any special, indirect, incidental or consequential damages. SHGS’s sole liability for any errors and omissions in the services under the buying agency agreement is limited to the aggregate commissions it received under the agreement during the six months prior to the date the claim arose.

Lands’ End Business Outfitters Sales

The Company sells uniforms and work-related clothing to Sears Holdings from time to time.

Call Center Services

SHMC contracts with Lands’ End to have Lands’ End provide certain call center services in support of the Shop Your Way program in exchange for certain fees based on the types of services provided. These fees include charges for handling inbound and outbound phone calls, certain email and regular mail contacts, personnel training fees, online chat engagement and setup and execution of certain outbound call programs. The agreement expires in 2017.

Each party is obligated to indemnify the other against third-party claims arising out of a party’s negligence or willful misconduct, breach of the agreement, infringement of intellectual property or breach of law and related claims and legal proceedings.

Sears Marketplace—Local Marketplace—MyGofer Fulfilled By Merchant (FBM) Seller Agreement

SHMC and Lands’ End are parties to a marketplace agreement that governs the terms and conditions under which Lands’ End may sell products through certain Sears Holdings websites in exchange for a commission payable to SHMC in the amount of 15% of the sales price of goods sold.

Each party is obligated to indemnify the other against third-party claims including those arising out of injury to person or property, hiring and employment disputes, breach of the agreement or of law and related claims and legal proceedings. This agreement continues until terminated by either party with 30 days’ prior written notice to the other party. Upon termination, SHMC will refund to Lands’ End any pro-rated monthly fees collected.

Gift Card Services Agreement

Lands’ End and SHC Promotions LLC (“SHCP”), a wholly owned subsidiary of Sears Holdings, are parties to a gift card services agreement pursuant to which SHCP provides certain services relating to the issuance, use and settlement of gift cards and gift certificates to Lands’ End. The gift card services agreement was amended in connection with the Separation, and provides for, among other things, arm’s-length pricing based on a mutually beneficial arrangement for both parties, with selling fees of 1% and redemption fees of 3% for SHCP gift cards issued prior to the Separation; cross selling of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the ultimate obligor); and cross redemption of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the redeeming party’s books). Under the separation and distribution agreement, Lands’ End also is obligated to indemnify Sears Holdings for all liabilities relating to any Lands’ End-branded gift card. The issuance services may be terminated by either party for convenience with 30 days’ prior written notice, upon which the other services (excluding certain obligations relating to Lands’ End offering gift cards and gift certificates for sale and redemption) provided for under the gift card services agreement would continue until the earlier of 12 months from termination or the date upon which all activated Lands’ End-branded gift cards have been redeemed. The parties may agree to discontinue redeeming each other’s gift cards, provided that consumer notices will be posted for a period of time prior to discontinuance.

Fiscal 2015 Amounts Paid to and Received from Sears Holdings

Amounts due to or from Sears Holdings are non-interest bearing, and generally settled on a net basis. Amounts paid to Sears Holdings related to retail services and rent for Lands’ End Shops at Sears, participation in the Shop Your Way program, global sourcing buying agency services, and corporate services were approximately $68.8 million during fiscal year 2015, excluding pass-through amounts paid to Sears Holdings in satisfaction of the Company’s payment obligations to third parties under contracts shared with Sears Holdings. During fiscal year 2015, Sears Holdings paid to Lands’ End approximately $10.1 million related to call center services and commissions and approximately $1.4 million for uniforms and work-related clothing. During fiscal year 2015, Sears Holdings also paid the Company approximately $575,000 for inventory sold to Kmart.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2017 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2017 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 2, 2016. However, if the date of our 2017 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2016 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2017 Annual Meeting.

If you would like to submit a stockholder proposal for our 2017 annual meeting of stockholders (“2017 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2016 Annual Meeting. However, if the date of the 2017 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2017 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to Lands’ End. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met on a timely basis during fiscal year 2015.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Corporate Secretary. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

LANDS’ END, INC. 1 LANDS’ END LANE DODGEVILLE, WISCONSIN 53595

Meeting Admission: Advance Registration

If you plan on attending the annual meeting, we strongly urge you to obtain an admission ticket by registering no later than May 9, 2016, as described in more detail in the Proxy Statement. Click the “shareholder meeting registration” link at www.proxyvote.com to register.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02696-P76544                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDS’ END, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:	☐	☐	☐

01) Robert Galvin 05) John T. McClain
02) Elizabeth Darst Leykum 06) Jignesh Patel
03) Josephine Linden 07) Jonah Staw
04) Federica Marchionni

The Board of Directors recommends you vote FOR the following:						For	Against	Abstain
2.	Advisory vote to approve the compensation of our Named Executive Officers.					☐	☐	☐

3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016.					☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LANDS’ END, INC.

ADMISSION TICKET

If you have not registered and printed your admission ticket at www.proxyvote.com, you may present this admission ticket in order to gain admittance to the 2016 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you must bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

DIRECTIONS TO THE 2016 ANNUAL MEETING

OF STOCKHOLDERS OF LANDS’ END, INC.

Directions from Madison, Wisconsin:

From US-18 W/US-151 S/Verona Rd. Merge onto US-18 W/Dodgeville Expressway via EXIT 47 toward Dodgeville/Prairie du Chien. Pass through 1 roundabout. Turn right on HWY-23, then left on King St/County Hwy-YZ. Take the 1st right onto Lands’ End Lane.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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E02697-P76544

Lands’ End, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Lands’ End, Inc.

May 12, 2016

The undersigned, revoking any proxy previously given, hereby appoint(s) James F. Gooch, Bernard L. McCracken and Dorian R. Williams, all of whom are officers of Lands’ End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of Lands’ End, Inc. to be held on May 12, 2016 and at any adjournment or postponement of the Annual Meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2 and FOR proposal 3.

SEE REVERSE SIDE